Exhibit 2.3

AGREEMENT AND PLAN OF MERGER OF
CYCLIS PHARMACEUTICALS, INC.
WITH AND INTO ARQULE, INC.

AGREEMENT AND PLAN OF MERGER (“Plan of Merger”) dated as of July 16, 2003, by and between ArQule, Inc. (“ArQule”), a Delaware corporation having its principal executive office at 19 Presidential Way, Woburn, MA 01801, and Cyclis Pharmaceuticals, Inc. (“Cyclis”), a Delaware corporation having its principal executive office at 333 Providence Highway, Norwood, MA 02062.

WITNESSETH

WHEREAS, the respective Boards of Directors of Cyclis and ArQule deem the merger of Cyclis with and into ArQule, under and pursuant to the terms and conditions herein set forth or referred to, desirable and in the best interests of the respective corporations and their respective stockholders, and the respective Boards of Directors of Cyclis and ArQule have adopted resolutions approving this Plan of Merger and an Agreement and Plan of Reorganization dated of even date herewith (“Reorganization Agreement”);

WHEREAS, the parties hereto desire that Cyclis shall be merged with and into ArQule, with ArQule as the surviving corporation, subject to the terms and conditions of this Plan of Merger and the Reorganization Agreement; and

WHEREAS, the parties hereto intend that the Merger shall qualify as or be part of a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (“Code”).

NOW, THEREFORE, in consideration of the premises and of the mutual agreements herein contained, the parties hereto do hereby agree as follows:

ARTICLE I

MERGER

Subject to the terms and conditions of this Plan of Merger and the Reorganization Agreement, at the Effective Time (as hereinafter defined), Cyclis shall be merged with and into ArQule, pursuant to the provisions of, and with the effect provided in Section 259 of the General Corporation Law of the State of Delaware (said transaction being hereinafter referred to as the “Merger”).  At the Effective Time, the separate existence of Cyclis shall cease and ArQule, as the surviving entity, shall continue unaffected and unimpaired by the Merger.  (ArQule as existing on and after the Effective Time being hereinafter sometimes referred to as the “Surviving Corporation.”)

ARTICLE II

CERTIFICATE OF INCORPORATION AND BY-LAWS

The Certificate of Incorporation and the By-Laws of ArQule in effect immediately prior to the Effective Time shall be the Certificate of Incorporation and the By-Laws of the Surviving Corporation, in each case until amended in accordance with applicable law.

ARTICLE III

BOARD OF DIRECTORS AND OFFICERS

The directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-Laws of the Surviving Corporation, shall be the directors of ArQule immediately prior to the Effective Time.

The officers of ArQule immediately prior to the Effective Time shall be the officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-Laws of the Surviving Corporation.

ARTICLE IV

CAPITAL

The shares of capital stock of the Surviving Corporation issued and outstanding immediately prior to the Effective Time shall, at the Effective Time, continue to be issued and outstanding.

ARTICLE V

CONVERSION AND EXCHANGE OF CYCLIS
SHARES; FRACTIONAL SHARE INTERESTS

1.          At the Effective Time, each share of Cyclis common stock, par value $0.001 per share (“Cyclis Common Stock”), issued and outstanding immediately prior to the Effective Time (except as provided in Paragraphs 2 and 7 of this Article), shall by virtue of the Merger be converted into the right to receive an equal portion of the Aggregate Merger Consideration.  The “Aggregate Merger Consideration” means (a) $5 million in cash (the “Aggregate Cash Consideration”) and (b) 4,571,353 shares (the “Aggregate Stock Consideration”) of ArQule common stock, par value $0.01 per share (“ArQule Common Stock”).  The total amount of the Aggregate Cash Consideration and Aggregate Stock Consideration that each holder of Cyclis Common Stock is entitled to receive upon consummation of the Merger is set forth on Exhibit A attached hereto.

2.          At the Effective Time, all shares of Cyclis Common Stock held in the treasury of Cyclis or owned beneficially by any subsidiary of Cyclis and all shares of Cyclis Common Stock owned by ArQule or owned beneficially by any subsidiary of ArQule immediately prior to the Effective Time shall be canceled and no cash, stock of ArQule or other property shall be delivered in exchange therefor.

3.          (a)         As of the Effective Time, ArQule shall appoint American Stock Transfer & Trust Company or another bank or trust company reasonably acceptable to Cyclis to serve as exchange agent (the “Exchange Agent”).

(b)        As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate representing shares of Cyclis Common Stock (each, a “Certificate”) (i) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and (ii) instructions for effecting the surrender of the Certificates in exchange for new certificates representing shares of ArQule Common Stock (plus cash in lieu of fractional shares, if any, of ArQule Common Stock and any dividends or distributions as provided below) and for such holders’ portion of the Aggregate Cash Consideration.  Upon surrender of (x) a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by ArQule and (y)  a stock power duly executed in blank to be delivered to the Escrow Agent with respect to the Escrow Shares, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor (a) certificates representing that number of whole shares of ArQule Common Stock which such holder has the right to receive pursuant to the provisions of this Article V (less such holder’s contribution to the Escrow Shares, as defined in Paragraph 9 of this Article V) plus cash, without interest, in lieu of fractional shares pursuant to Paragraph 7 of this Article V and any dividends or distributions then payable pursuant to Paragraph 3(c) of this Article V, and (b) the amount of the Aggregate Cash Consideration to which such holder is entitled according to Exhibit A, and the Certificate so surrendered shall immediately be cancelled (the certificates representing the Escrow Shares having theretofore been deposited into escrow as contemplated by Paragraph 9 of this Article V).

(c)      No dividends or other distributions declared after the Effective Time with respect to ArQule Common Stock shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Article V.  After the surrender of a Certificate in accordance with this Article V, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of ArQule Common Stock represented by such Certificate.  If any certificate for shares of ArQule Common Stock is to be issued in a name other than that in which a Certificate surrendered for exchange is issued, the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and the person requesting such exchange shall affix any requisite stock transfer tax stamps to the Certificate surrendered or provide funds for their purchase or establish to the reasonable satisfaction of ArQule or its agent that such taxes are not payable.

4.          After the Effective Time, the stock transfer books of Cyclis shall be closed and no transfer of Cyclis Common Stock shall thereafter be made or recognized.  Any other provision of this Plan of Merger notwithstanding, neither ArQule nor its agents nor any party to the Merger shall be liable to a holder of Cyclis Common Stock for any amount paid or property delivered in good faith to a public official pursuant to any applicable abandoned property, escheat or similar law.

5.          In the event that after the date of the execution of the Reorganization Agreement but prior to the Effective Time the outstanding shares of ArQule Common Stock shall have been increased, decreased or changed into or exchanged for a different number or kind of shares or securities by reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other like changes in ArQule’s capitalization, then an appropriate and proportionate adjustment shall be made in the number and kind of shares of ArQule Common Stock to be thereafter delivered pursuant to this Plan of Merger.

6.          At the Effective Time, each incentive stock option and non-statutory stock option to acquire Cyclis Common Stock which is outstanding immediately prior to the Effective Time, whether vested or unvested, will be cancelled and be of no further force and effect, and shall not be exchangeable into options to purchase ArQule capital stock, or any other property or rights.

7.          Notwithstanding any other provision hereof, each holder of shares of Cyclis Common Stock who would otherwise have been entitled to receive a fraction of a share of ArQule Common Stock (after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, cash (less any applicable withholding tax) in an amount equal to such fractional part of a share of ArQule Common Stock multiplied by the average of the closing prices of a share of ArQule Common Stock at 4:00 p.m., Eastern Time, end of regular trading hours on the Nasdaq National Market for the ten trading days prior to the date of this Plan of Merger.  No such holder shall be entitled to dividends, voting rights or any other shareholder right in respect of any fractional share.

8.          In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and an agreement by such person to indemnify ArQule against any claim that may be made against ArQule with respect to such lost, stolen or destroyed Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate (a) certificates representing that number of whole shares of ArQule Common Stock which such holder has the right to receive pursuant to the provisions of this Article V (less any Escrow Shares which shall be delivered to the Escrow Agent in accordance with Paragraph 9 of this Article V)  plus cash, without interest, in lieu of fractional shares pursuant to Paragraph 7 of this Article V and any dividends or distributions then payable pursuant to Paragraph 3(c) of this Article V, and (b) the amount of Aggregate Cash Consideration to which the holder of such Certificate is entitled pursuant to Section 1 of this Article V and Exhibit A.

9.          Upon receipt from each stockholder of Cyclis, at or after the Effective Time, of the Certificates, executed stock power and other items referred to in Paragraph 3(b) of this Article V, ArQule or the Exchange Agent, whichever the case may be, shall deliver to the Escrow Agent (as such term is defined in that certain Indemnification and Escrow Agreement, dated the Closing Date (as defined in the Reorganization Agreement), among ArQule, certain stockholders of Cyclis, Cindy Connolly, as the Stockholders’ Representative, and American Stock Transfer & Trust Company (the “Escrow Agreement”), in accordance with the Escrow Agreement, on behalf of such holder of Cyclis Common Stock, certificates of ArQule Common Stock registered in the name of such holder of Cyclis Common Stock representing such holder’s contribution to the aggregate number of Escrow Shares.  For the purposes hereof, “Escrow Shares” shall mean the number of shares of ArQule Common Stock equal to the quotient obtained by dividing (X) $5 million by (Y) the average closing price per share of ArQule Common Stock as reported by the Nasdaq National Market on the ten trading days immediately prior to the Closing Date, rounded down to the nearest whole share.

ARTICLE VI

EFFECTIVE TIME OF THE MERGER

A Certificate of Merger evidencing the transactions contemplated herein shall be delivered to the Delaware Secretary of State for filing as provided in the Reorganization Agreement.  The Merger shall be effective at the time and on the date specified in such Certificate of Merger (such date and time being herein referred to as the “Effective Time”).

ARTICLE VII

FURTHER ASSURANCES

If at any time the Surviving Corporation shall consider or be advised that any further assignments, conveyances or assurances are necessary or desirable to vest, perfect or confirm in the Surviving Corporation title to any property or rights of Cyclis, or otherwise carry out the provisions hereof, the proper officers and directors of Cyclis, as of the Effective Time, and thereafter the officers of the Surviving Corporation acting on behalf of Cyclis, shall execute and deliver any and all proper assignments, conveyances and assurances, and do all things reasonably necessary or desirable to vest, perfect or confirm title to such property or rights in the Surviving Corporation and otherwise carry out the provisions hereof.

ARTICLE VIII

CONDITIONS PRECEDENT

The obligations of ArQule and Cyclis to effect the Merger as herein provided shall be subject to satisfaction, unless duly waived, of the conditions set forth in the Reorganization Agreement.

ARTICLE IX

TERMINATION

Anything contained in this Plan of Merger to the contrary notwithstanding, and notwithstanding adoption hereof by the stockholders of Cyclis, this Plan of Merger may be terminated and the Merger abandoned as provided in the Reorganization Agreement.

ARTICLE X

MISCELLANEOUS

1.          This Plan of Merger may be amended or supplemented at any time prior to the Effective Time by mutual agreement of ArQule and Cyclis.  Any such amendment or supplement must be in writing and approved by their respective Boards of Directors and/or by officers authorized thereby and shall be subject to the proviso in Section 6.4 of the Reorganization Agreement.

2.          Any notice or other communication required or permitted under this Plan of Merger shall be given, and shall be effective, in accordance with the provisions of the Reorganization Agreement.

3.          The headings of the several Articles herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Plan of Merger.

4.          This Plan of Merger shall be governed by and construed in accordance with the laws of the State of Delaware.

5.          This Plan of Merger, taken together with the Reorganization Agreement, shall constitute a plan or reorganization within the meaning of Section 368 of the Code.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Agreement and Plan of Merger to be executed in counterparts by their duly authorized officers and their corporate seals to be hereunto affixed and attested by their officers thereunto duly authorized, all as of the day and year first above written.

ARQULE, INC.

By:
Name:
Title:

CYCLIS PHARMACEUTICALS, INC.

By:
Name:
Title: